Exhibit 23.2

Consent of Independent Auditors

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Celanese Corporation of our report dated February 10, 2012, relating to the financial statements of CTE Petrochemicals Company as of December 31, 2011 and for the year then ended appearing in the December 31, 2011 Annual Report on Form 10-K of Celanese Corporation.

/s/ BDO USA, LLP

Dallas, Texas
April 25, 2012